UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant
Filed by a Party other than the Registrant
Check the appropriate box:

Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12
Northrop Grumman Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee:

No fee required.
Fee paid previously with preliminary materials.
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

May 10, 2023

Information Regarding Your Northrop Grumman Shares — Your Vote Is Important

To Northrop Grumman Employees:

The company’s 2023 annual meeting of shareholders will be held on Wednesday, May 17. Many of you hold Northrop Grumman shares through one of the company savings plans. This announcement is to encourage you to vote all of your shares if you have not done so already. Your vote is important, and your input is valued.

The voting deadline for participants in the Northrop Grumman Savings Plan or the Northrop Grumman Financial Security and Savings Program for the company’s 2023 annual meeting of shareholders is Sunday, May 14, at 11:59 p.m. Eastern Time.

To cast your vote, visit www.envisionreports.com/NOC and follow the instructions. It is important to vote all of your Northrop Grumman shares held in the Northrop Grumman Savings Plan or the Northrop Grumman Financial Security and Savings Program.

The following are the proposals scheduled to be presented at the annual meeting and the voting recommendations of the company’s board of directors. Please refer to the company’s 2023 Proxy Statement at www.envisionreports.com/NOC for a discussion of why the board recommends that you vote as follows:

Proposal	Board Recommendation
Election of Directors	For
Advisory Vote on Compensation of Named Executive Officers	For
Advisory of Preferred Frequency of Vote on Compensation of Named Executive Officers	Every “One Year”
Ratification of Appointment of Independent Auditor	For
Proposal to Reduce Threshold to Request Special Meeting	For
Shareholder Proposal to Annually Conduct an Evaluation and Issue a Report Describing the Alignment of the Company’s Political Activities With Its Human Rights Policy	Against
Shareholder Proposal to Provide for an Independent Board Chair	Against

Note that you may receive multiple communications (electronically and/or by mail) containing proxy materials and voting instructions for each type of account in which you hold shares of Northrop Grumman stock. Review each communication carefully as it is likely not a duplicate and be sure to vote all of your shares in each of your accounts.

On Friday, March 31, you should have received an email notification from Northrop Grumman’s transfer agent, Computershare, sent to your email address on record (either your personal or company address), containing instructions for viewing the proxy statement and annual report, and for voting your shares. Computershare also will send a reminder email notification this evening.

If you did not receive an email notification, or wish to change your vote, contact Computershare at 877-498-8861.

Dear [Shareholder], This is a reminder that Northrop Grumman Corporation's 2023 Annual Meeting of Shareholders will be held on May 17, 2023 at 8:00 a.m., Eastern Time.

Review meeting materials and proposals

Cast your vote

Votes submitted online must be received by 1:00 a.m., Eastern Time, on May 17, 2023.
If shares are held on your behalf under any of the Company Savings Plans, you only have four more days to vote: voting instructions must be received by 11:59 p.m., Eastern Time, on May 14, 2023.
YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE.
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News Release

	Contact:	Vic Beck (Media) 703-280-4456 (office) vic.beck@ngc.com

Todd Ernst (Investors) 703-280-4535 (office) todd.ernst@ngc.com

Northrop Grumman to Webcast Annual Shareholders Meeting
FALLS CHURCH, Va. – May 10, 2023 – Northrop Grumman Corporation (NYSE: NOC) will conduct its annual shareholders meeting on Wednesday May 17 at the company’s headquarters, 2980 Fairview Park Drive, Falls Church, Virginia. The official meeting also will be webcast beginning at 8 a.m. Eastern time at
http://investor.northropgrumman.com. An audio replay will be available on the company’s investor relations website for two weeks.
To be admitted to the meeting in person, shareholders will need to provide proof of stock ownership as of the record date and a form of photo identification.
Shareholders whose brokers hold their shares in “street name” will need to provide proof of beneficial ownership of Northrop Grumman common stock (such as a brokerage statement). Shareholders may not use or bring any recording devices into the meeting. If you are planning to attend the meeting in-person, please check the company’s investor relations website at http://investor.northropgrumman.com for any information about meeting rules or other attendance requirements.
Your vote matters. All shareholders, whether or not planning to attend the meeting in person, are encouraged to vote promptly in advance of the meeting by using one of the methods described in the proxy materials for the annual shareholders meeting.
Northrop Grumman is a leading global aerospace and defense technology company. Our pioneering solutions equip our customers with the capabilities they need to connect and protect the world, and push the boundaries of human exploration across the universe. Driven by a shared purpose to solve our customers’ toughest problems, our 95,000 employees define possible every day.
Note: Statements in this press release, and statements to be made on the webcast, including in any accompanying materials, contain or may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “expect,” “anticipate,” “intend,” “may,” “could,” “should,” “plan,” “project,” “forecast,” “believe,” “estimate,” “guidance,” “outlook,” “trends,” “goals” and similar expressions generally identify these forward-

looking statements. These forward-looking statements speak only as of the date when made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements after the date of this release or the date of the call, except as required by applicable law. Forward-looking statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. A discussion of these risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission.
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